EXHIBIT 10.39

Published CUSIP Number: 03075FAF7
Revolving Credit CUSIP Number: 03075FAG5

$525,000,000

CREDIT AGREEMENT
dated as of June 21, 2011

by and among

AMERIGAS PROPANE, L.P.,
as Borrower,

AMERIGAS PROPANE, INC.,
as a Guarantor,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC
as Sole Lead Arranger and Sole Book Manager

THIS DESK COPY INCORPORATES AMENDMENTS 1, 2, 3 AND 4 TO THE CREDIT AGREEMENT. THIS DESK COPY IS FOR ADMINISTRATIVE PURPOSES ONLY. THE EXECUTED CREDIT AGREEMENT AND AMENDMENTS SHOULD BE USED FOR ALL OTHER PURPOSES. MORGAN, LEWIS & BOCKIUS LLP MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF THIS DESK COPY.

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EXHIBITS
Exhibit A-1    -    Form of Revolving Credit Note
Exhibit A-2    -    Form of Swingline Note
Exhibit B    -    Form of Notice of Borrowing
Exhibit C    -    Form of Notice of Account Designation
Exhibit D    -    Form of Notice of Prepayment
Exhibit E    -    Form of Notice of Conversion/Continuation
Exhibit F    -    Form of Officer’s Compliance Certificate
Exhibit G    -    Form of Assignment and Assumption
Exhibit H    -    Form of Guaranty Agreement
Exhibit I    -    Form of Joinder Agreement

SCHEDULES

Schedule 1.1-1    -    Existing Letters of Credit
Schedule 1.1-2    -    Revolving Credit Commitments
Schedule 7.1    -    Jurisdictions of Organization and Qualification
Schedule 7.2    -    Subsidiaries and Capitalization
Schedule 7.8    -    Environmental Matters
Schedule 7.9    -    ERISA Plans
Schedule 7.21    -    Indebtedness and Guaranty Obligations
Schedule 11.2    -    Existing Liens
Schedule 11.3    -    Existing Loans, Advances and Investments
Schedule 11.7    -    Transactions with Affiliates

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CREDIT AGREEMENT, dated as of June 21, 2011, by and among AMERIGAS PROPANE, L.P., a Delaware limited partnership (the “Borrower”), AMERIGAS PROPANE, INC., a Pennsylvania corporation (the “General Partner”), the lenders who are party to this Agreement from time to time (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1. 1 Definitions.
The following terms when used in this Agreement shall have the meanings assigned to them below:
“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.
“Administrative Agent's Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote 20% or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.
“Agreement” means this Credit Agreement.

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“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated MLP Total Leverage Ratio:

Pricing Level	Consolidated MLP Total Leverage Ratio	Commitment Fee	LIBOR Rate +	Base Rate +
I	Less than or equal to 2.75 to 1.00	0.3%	1.75%	0.75%
II	Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	0.375%	2%	1%
III	Greater than 3.25 to 1.00, but less than or equal to 3.75 to 1.00	0.375%	2.25%	1.25%
IV	Greater than 3.75 to 1.00, but less than or equal to 4.25 to 1.00	0.5%	2.5%	1.5%
V	Greater than 4.25 to 1.00	0.5%	2.75%	1.75%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer's Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated MLP Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer's Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated MLP Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer's Compliance Certificate delivered pursuant to Section 8.1 or 8.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer's Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer's Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated MLP Total Leverage Ratio in the corrected Officer's Compliance Certificate were

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applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 12.2 nor any of their other rights under this Agreement. The Borrower's obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole book manager, and its successors.
“Asset Disposition” means the disposition of any or all of the assets (including any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Equity Issuance but shall include any Subsidiary Disposition. The term “Asset Disposition” shall not include any transfer of assets or issuance or sale of Capital Stock by the Borrower or any Subsidiary to any other Person in exchange for other assets used in a line of business permitted by Section 11.11 and having a fair market value (as determined in good faith by the General Partner) of not less than that of the assets so transferred or the Capital Stock so issued or sold.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Available Cash” means, as to any calendar quarter:
(a)    the sum of (i) all cash of the Borrower and its Subsidiaries on hand at the end of such quarter and (ii) all additional cash of the Borrower and its Subsidiaries on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings subsequent to the end of such quarter, less
(b)    the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Borrower and its Subsidiaries (including reserves for future capital expenditures) subsequent to such quarter,

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(ii) provide funds for distributions under Section 5.3(a), 5.3(b), 5.3(c) or 5.4(a) of the partnership agreement of MLP (such Sections as in effect on the Closing Date, together with all related definitions, being hereby incorporated herein in the form included in such partnership agreement on the Closing Date and without regard to any subsequent amendments or waivers of the provisions of, or any termination of, such partnership agreement) in respect of any one or more of the next four quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which the Borrower or any Subsidiary is a party or its assets are subject; provided that Available Cash attributable to any Subsidiary shall be excluded to the extent dividends or distributions of such Available Cash by such Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrower under Section 5.8 shall remain in effect, the LIBOR Rate plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Borrower Materials” has the meaning assigned thereto in Section 8.5.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Calculation Date” has the meaning assigned thereto in the definition of “Applicable Margin”.
“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and

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losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender and/or Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within three hundred sixty-five (365) days from the date of acquisition thereof, (b) commercial paper maturing no more than three hundred sixty five (365) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody's, (c) certificates of deposit maturing one (1) year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada (A) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P or “Prime-2” or better (or comparably if the rating system is changed) by Moody's or (B) the long-term debt obligations of which are as at such date rated “A” or better (or comparably if the rating system is changed) by either S&P or Moody's, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or (f) money market mutual funds having as at such date one of the two highest ratings obtainable from either S&P or Moody's.
“Change in Control” means (a) UGI shall fail to own directly or indirectly 51% of the general partnership interests in the Borrower, or, if the Borrower shall have been converted to a corporate form, at least 51% of the voting shares of the Borrower; or (b) UGI shall fail to own directly or indirectly at least a 20% ownership interest in the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by

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the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Borrower Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Subsidiaries on such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for any Person and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income: (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) depreciation and amortization of property, plant and equipment and intangible assets, in each case for such period, plus (c) any transaction costs associated with the Heritage Acquisition in an amount not to exceed $60,000,000 in the aggregate during the first eight (8) fiscal quarters following the date of the Heritage Acquisition, plus (d) synergies anticipated to result from the Heritage Acquisition in the amount of up to (i) $50,000,000 for the period ending September 30, 2011, the period ending December 31, 2011, the period ending March 31, 2012 and the period ending June 30, 2012, (ii) $32,200,000 for the period ending September 30, 2012, and (iii) $20,600,000 for the period ending December 31, 2012. For purposes of the Consolidated MLP Total Leverage Ratio and the Consolidated Borrower Total Leverage Ratio, Consolidated EBITDA (x) shall be adjusted on a Pro Forma Basis for (1) any Permitted Acquisition which is in excess of $25,000,000 or (2) Asset Dispositions which, individually or in the aggregate, are in excess of $25,000,000 and (y) may be adjusted on a Pro Forma Basis for any Permitted Acquisition which individually is less than $25,000,000 but, when taken together with all other Permitted Acquisitions, is in excess of $25,000,000.
“Consolidated Income Tax Expense” means the following determined on a Consolidated basis, without duplication, for any Person and its Subsidiaries in accordance with GAAP, the provision for federal, state, local and foreign income taxes of such Person and its Subsidiaries for such period.

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“Consolidated Interest Expense” means, for any period, the interest expense for such period determined on a Consolidated basis for any Person and its Subsidiaries in accordance with GAAP.
“Consolidated MLP Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of MLP and its Subsidiaries on such date to (b) Consolidated EBITDA of MLP and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Consolidated Net Income” means, for any period, the net income of any Person and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, in calculating Consolidated Net Income of any Person (the “CNI Person”) and its Subsidiaries for any period, there shall be excluded (i) net after-tax extraordinary gains or losses, (ii) net after-tax gains or losses attributable to Asset Dispositions, (iii) the net income or loss of any Person which is not a Subsidiary of such CNI Person and which is accounted for by the equity method of accounting; provided, that Consolidated Net Income shall include the amount of dividends or distributions actually paid to such CNI Person or any Subsidiary of such CNI Person, (iv) the net income of any Subsidiary of such CNI Person to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation, (v) the net after-tax gains or losses attributable to the early extinguishment of Indebtedness, (vi) the net after-tax gains or losses attributable to the early termination of any Hedge Agreement and (vii) the cumulative effect of any changes in accounting principles.
“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the following determined on a Consolidated basis, without duplication, in accordance with GAAP, (i) the Total Assets, as of such date, minus (ii) all current liabilities of the Borrower and its Subsidiaries, as of such date (other than (A) any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is being computed and (B) current maturities of long term debt), minus (iii) all goodwill, trade names, trademarks, patents, licenses, purchased technology, unamortized debt discount and expenses and other like intangible assets of the Borrower and its Subsidiaries, as of such date.
“Consolidated Total Indebtedness” means, as of any date of determination with respect to any Person and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of such Person and its Subsidiaries; provided that Consolidated Total Indebtedness shall not include Indebtedness of the type described in clause (f) or (h) of the definition of such term.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

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rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.
“Dispute” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

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“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors, maintains or has any obligation under or to which the Borrower makes, is making or is obligated to make contributions and includes any Pension Plan.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, fines, settlements, liens, accusations, allegations, notices of noncompliance or violation, proceedings, or investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) relating in any way to (i) the presence of Hazardous Materials, (ii) any actual or alleged violation of or liability under any Environmental Law, or (iii) any permit issued, or any approval given, under any such Environmental Law. Environmental Claims shall include any and all claims by Governmental Authorities or third parties for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture,

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processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by (i) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) reason of a present or former connection between the recipient and the jurisdiction imposing such tax (other than such connection arising from such recipient having executed, delivered or performed its obligations under any Loan Document, or enforced any Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending

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Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.11(a) and (e) Taxes imposed by FATCA.
“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1-1.
“Existing Credit Agreements” means (a) that certain Credit Agreement, dated as of November 6, 2006 among the Borrower, the General Partner and Petrolane Incorporated, as guarantors, the lenders party thereto and Wells Fargo (as successor by merger to Wachovia Bank, National Association), as agent, Issuing Lender and swing line bank, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof and (b) that certain Credit Agreement, dated as of April 17, 2009 among the Borrower, the General Partner and Petrolane Incorporated, as guarantors, the lenders party thereto and Wells Fargo (as successor by merger to Wachovia Bank, National Association), as administrative agent, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender's Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“FATCA” means Sections 1471 through 1474 of the Code and any regulations or interpretations thereof.
“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means the separate fee letter agreement dated April 14, 2011 among the Borrower, the Administrative Agent and the Arranger.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on September 30.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the

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United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender's Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender's Revolving Credit Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“General Partner” has the meaning assigned thereto in the introductory paragraph hereto.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guaranteed Parties” mean collectively, the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Lender, any counterparty to a Specified Hedge Agreement, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

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“Guarantors” means, collectively, the General Partner and each Subsidiary Guarantor.
“Guaranty Agreement” means the guaranty agreement of even date herewith executed by the General Partner and each Material Subsidiary party thereto in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Parties, substantially in the form attached as Exhibit H.
“Guaranty Obligation” means, with respect to the General Partner, the Borrower and their respective Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority under any Environmental Laws, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
“Heritage” has the meaning given to such term in clause (f) of the definition of “Permitted Acquisition.”
“Heritage Acquisition” means the acquisition by the Borrower directly or indirectly of Heritage.

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“Heritage Note Purchase Agreements” has the meaning given to such term in Section 11.1(P).
“Heritage Notes” has the meaning given to such term in Section 11.1(p).
“Increased Amount Date” has the meaning assigned thereto in Section 5.14.
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due, or (ii) that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;
(c)    the Attributable Indebtedness of such Person with respect to such Person's obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker's acceptances issued for the account of any such Person;
(g)    all obligations of any such Person in respect of Disqualified Capital Stock;
(h)    all Net Hedging Obligations of any such Person;
(i)    the outstanding attributed principal amount under any asset securitization program of any such Person; and
(j)    all Guaranty Obligations of any such Person with respect to any of the foregoing.

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For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Interest Period” has the meaning assigned thereto in Section 5.1(b).
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement.
“Investments” has the meaning assigned thereto in Section 11.3.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means Wells Fargo, in its capacity as issuer of the Letters of Credit, or any successor thereto.
“Joinder Agreement” means an agreement substantially in the form attached as Exhibit I.
“L/C Commitment” means the lesser of (a) ONE HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($125,000,000) and (b) the Revolving Credit Commitment.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.
“Lender” has the meaning assigned thereto in the introductory paragraph hereof
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender's Extensions of Credit.

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“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.
“LIBOR” means,
(a)    for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one (1) month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
“LIBOR Market Index Rate” means for any day, the rate for one (1) month Dollar deposits as reported on Reuters Page LIBOR01, or its successor page, as of 11:00 a.m. (London time), on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).
“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

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LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Guaranty Agreement and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Specified Hedge Agreement).
“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.
“Material Adverse Effect” means, (a) with respect to the Borrower and its Subsidiaries, taken as a whole, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any such Person or (b) a material adverse effect on the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party.
“Material Contract” means any contract or other agreement, written or oral, of any Credit Party the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
“Material Subsidiary” means any direct or indirect Domestic Subsidiary which:
(i)(A) the Borrower's and its other Subsidiaries' Investments in and advances to such Domestic Subsidiary exceeds 10% of the Total Assets, as of the end of the most recently completed Fiscal Year (for a proposed combination between entities under common control, this condition is also met when the number of common shares exchanged or to be exchanged by the Borrower exceeds 10% of its total common shares outstanding at the date the combination is initiated);
(B) the Borrower's and its other Subsidiaries' proportionate share of the Total Assets (after intercompany eliminations) of such Domestic Subsidiary exceeds 10% of the Total Assets, as of the end of the most recently completed Fiscal Year; or
(C) the Borrower's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Domestic Subsidiary (exclusive of amounts attributable to any noncontrolling interests)

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exceeds 10% of such income of the Borrower and its Subsidiaries, determined on a Consolidated basis, for the most recently completed Fiscal Year; or
(ii) is designated by the Borrower as a “Material Subsidiary” such that:
(A) the Borrower's and its other Subsidiaries' Investments in and advances to the Material Subsidiaries in the aggregate exceeds 90% of the Total Assets, as of the end of the most recently completed Fiscal Year (for a proposed combination between entities under common control, this condition is also met when the number of common shares exchanged or to be exchanged by the Borrower exceeds 90% of its total common shares outstanding at the date the combination is initiated);
(B) the Borrower's and its other Subsidiaries' proportionate share of the Total Assets (after intercompany eliminations) of the Material Subsidiaries in the aggregate exceeds 90% of the Total Assets, as of the end of the most recently completed Fiscal Year; or
(C) the Borrower's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Material Subsidiaries exclusive of amounts attributable to any noncontrolling interests in the aggregate exceeds 90% of such income of the Borrower and its Subsidiaries, determined on a Consolidated basis, for the most recently completed Fiscal Year;
provided that in no event shall any Domestic Subsidiary of a Person organized under the laws of a Governmental Authority other than a political subdivision of the United States be a Material Subsidiary.
“Midstream Business” means the business of storage, processing, marketing and/or transmission of gas, oil or products thereof, including owning and operating pipelines, storage facilities, processing plants and facilities and gathering systems and other assets related thereto.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time plus reasonable fees and expenses related to such Letters of Credit and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
“MLP” means AmeriGas Partners, L.P., a Delaware limited partnership.
“Moody's” means Moody's Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
“Net Hedging Obligations” means, as of any date, the Termination Value of any Hedge Agreement on such date.

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“New Lender” has the meaning assigned thereto in Section 5.14.
“New Loan Revolving Credit Commitments” has the meaning assigned thereto in Section 5.14.
“New Loans” has the meaning assigned thereto in Section 5.14.
“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 14.2, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“Non-Material Subsidiary” means any Domestic Subsidiary that is not a Material Subsidiary.
“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Specified Hedge Obligations and (d) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Administrative Agent or any other Guaranteed Party, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note; provided that (i) the Specified Hedge Obligations shall be guaranteed pursuant to the Guaranty Agreement only to the extent that, and for so long as, the other Obligations are so guaranteed and (ii) any release of Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of the Specified Hedge Obligations.
“OFAC” means the U.S. Department of the Treasury's Office of Foreign Assets Control.

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“Officer's Certificate” means a certificate executed by the Chairman of the Board of Directors (if an officer), the president or one of the vice presidents, and the treasurer, or controller, or one of the assistant treasurers or assistant controllers of the General Partner.
“Officer's Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the General Partner substantially in the form attached as Exhibit F.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” has the meaning assigned thereto in Section 14.10(d).
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Borrower.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliates.
“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary Guarantor in the form of acquisitions of more than fifty-one percent (51%) of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:
(a)    the Person or assets to be acquired shall be in a line of business of the Borrower and the Subsidiary Guarantors permitted pursuant to Section 11.11;
(b)    if required by Section 9.11, the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 (to be delivered at the time required pursuant to Section 9.11);
(c)    with respect to any Permitted Acquisition in excess of $25,000,000, no later than five (5) Business Days following the closing date of such acquisition, the Borrower shall deliver to the Administrative Agent an Officer's Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory thereto, compliance on a Pro Forma Basis (as of the date of

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the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Article X;
(d)    with respect to any Permitted Acquisition in excess of $25,000,000, if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents;
(e)    no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith; and
(f)    the acquisition of Heritage Operating, L.P., Titan Propane LLC, and certain affiliates thereof (collectively, “Heritage”), directly or indirectly by the Borrower.
“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition and any amendment, modification or supplement to any of the foregoing.
“Permitted Liens” means the Liens permitted pursuant to Section 11.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Platform” has the meaning assigned thereto in Section 8.5.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means, for purposes of calculating certain definitions and compliance with any test or financial covenant under this Agreement for any period, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the Capital Stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of a Permitted Acquisition, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by MLP or the Borrower, as applicable, or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that the foregoing pro forma adjustments may be applied to any

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such definition, test or financial covenant solely to the extent that such adjustments (y) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the General Partner delivered to the Administrative Agent and (z) are calculated on a basis consistent with GAAP.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“Public Lenders” has the meaning assigned thereto in Section 8.5.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Register” has the meaning assigned thereto in Section 14.10(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees and trustees of such Person and of such Person's Affiliates.
“Required Lenders” means, at any date, any combination of Lenders holding more than 50% of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Lenders holding more than 50% of the aggregate Extensions of Credit; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, chief operating officer, controller, treasurer or assistant treasurer of such Person or any other officer or authorized agent of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender's name on Schedule 1.1-2, as such Schedule may be amended pursuant to Section 5.14 or in the case of a Person becoming a Revolving Credit Lender after the Closing Date through an assignment of an existing Revolving Credit Commitment, the amount of the assigned “Revolving Credit Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.14) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the

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terms hereof (including Section 5.14). The Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $325,000,000.
“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility in connection with any incremental revolving credit facilities established pursuant to Section 5.14).
“Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment (including New Lenders with a New Loan Revolving Credit Commitment).
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1 (including any New Loan made to the Borrower pursuant to Section 5.14), and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) October 15, 2016, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 12.2(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“S&P” means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/

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enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
“Significant Subsidiary Group” means any Subsidiary of the Borrower which is, or any group of Subsidiaries of the Borrower all of which are, at any time of determination, subject to one or more of the proceedings or conditions described in Section 12.1(i) or 12.1(j) and which Subsidiary or group of Subsidiaries accounted for (or in the case of a recently formed or acquired Subsidiary would have so accounted for on a Pro Forma Basis) more than 1% of consolidated operating revenues of the Borrower for the Fiscal Year most recently ended or more than 1% of consolidated Total Assets as of the end of the most recently ended fiscal quarter, in each case computed in accordance with GAAP.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any Affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender or such Affiliate and the Borrower, by notice to the Administrative Agent not later than thirty (30) days after the execution and delivery by the Borrower or such Subsidiary, as a Specified Hedge Agreement.  No Lender or Affiliate thereof that is a party to a Specified Hedge Agreement shall have any rights in connection with the management or release of the Obligations of any Credit Party under any Loan Document.  For the avoidance of doubt, (i) all Hedge Agreements provided by the Administrative Agent or any of its Affiliates and (ii) all Hedge Agreements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender, shall constitute Specified Hedge Agreements.
“Specified Hedge Obligations” means all existing or future payment and other obligations owing by the Borrower or any of its Subsidiaries under any Specified Hedge Agreement.

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“Specified Transactions” means (a) any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business, (b) any Permitted Acquisition, (c) any incurrence of Indebtedness, (d) the classification of any asset, business unit, division or line of business as a discontinued operation and (e) the Transactions, in each case, to the extent GAAP requires a Person to treat the impact of such transaction on a pro forma basis.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Subsidiary Disposition” means:
(a)    the Borrower directly or indirectly selling, assigning, pledging or otherwise disposing of any Indebtedness of or any shares of Capital Stock of any Subsidiary Guarantor, except to a Wholly-Owned Subsidiary Guarantor;
(b)    any Subsidiary Guarantor directly or indirectly selling, assigning, pledging or otherwise disposing of any Indebtedness of the Borrower or any other Subsidiary Guarantor, or any shares of Capital Stock of any other Subsidiary Guarantor, except to the Borrower or a Wholly-Owned Subsidiary Guarantor;
(c)    any Subsidiary Guarantor having outstanding any shares of Capital Stock which are preferred over any other shares of Capital Stock in such Subsidiary Guarantor owned by the Borrower or a Wholly-Owned Subsidiary Guarantor unless such shares of preferred Capital Stock are also owned by the Borrower or a Wholly-Owned Subsidiary Guarantor; or
(d)    any Subsidiary Guarantor directly or indirectly issuing or selling (including in connection with a merger or consolidation of such Subsidiary Guarantor otherwise permitted by Section 11.4(a)) any shares of its Capital Stock except to the Borrower or a Wholly-Owned Subsidiary Guarantor;
provided, that a Subsidiary Disposition shall not include (i) the sale, assignment or other disposition of Indebtedness of the Borrower by a Subsidiary Guarantor if, assuming such Indebtedness were incurred immediately after such sale, assignment or disposition, such Indebtedness would be permitted under Section 11.1 (other than Section 11.1(h)) (in which case such Indebtedness need not be subject to the subordination provisions required by Section 11.1(h)), and (ii) subject to compliance with Section 11.5, all Indebtedness and Capital Stock of any Subsidiary Guarantor owned by the Borrower or any other Subsidiary Guarantor may be simultaneously sold as an entirety for an aggregate consideration at least equal to the fair value thereof (as determined in good faith

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by the General Partner) at the time of such sale if such Subsidiary Guarantor does not at the time own any Indebtedness of the Borrower or any other Subsidiary Guarantor (other than Indebtedness which, if incurred immediately after such transaction, would be permitted under Section 11.1, other than Section 11.1(h)) (in which case such Indebtedness need not be subject to the subordination provisions required by Section 11.1(h)).
“Subsidiary Guarantors” means, collectively, all Material Subsidiaries in existence on the Closing Date or which become a party to the Guaranty Agreement pursuant to Section 9.11.
“Swingline Commitment” means the lesser of (a) THIRTY MILLION DOLLARS ($30,000,000) and (b) the Revolving Credit Commitment.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412

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of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Threshold Amount” means $35,000,000.
“Total Assets” means as of any date of determination, the total assets of the Borrower and its Subsidiaries determined on a Consolidated basis as of that date.
“Transaction Costs” means all transaction fees, charges and other amounts related to this Agreement and any Permitted Acquisitions (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), such transaction fees approved by the Administrative Agent.
“Transactions” means, collectively, (a) the repayment in full of all Indebtedness under the Existing Credit Agreements, (b) the initial Extensions of Credit, and (c) the payment of the Transaction Costs in connection with clauses (a) and (b) above.
“UGI” means UGI Corporation, a Pennsylvania corporation.
“Unfunded Pension Liability” means the excess of an Employee Benefit Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan's assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” means the United States of America.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors' qualifying shares or other shares

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required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
SECTION 1.2 Other Definitions and Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person's successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.3 Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article X to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article X for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders (and the Borrower, the Administrative Agent and the Required Lenders shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP) and the Borrower shall provide to the Administrative Agent and the Lenders, when it delivers its financial statements pursuant to Sections 8.1(a) and 8.1(b) such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained

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herein shall be calculated, without giving effect to any election under the Financial Accounting Standards Board Accounting Statements Codification No. 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.
(b)Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any test or financial covenant contained in this Agreement (including for purposes of determining the Applicable Margin) with respect to any period during which any Specified Transaction occurs, such test or financial covenant shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

SECTION 1.4 [Intentionally Omitted].

SECTION 1.5 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6 References to Agreement and Laws.
Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7 Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.8 Letter of Credit Amounts.
Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

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ARTICLE II
REVOLVING CREDIT FACILITY
SECTION 2.1 Revolving Credit Loans.
Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender plus such Revolving Credit Lender's Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans shall not at any time exceed such Revolving Credit Lender's Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
SECTION 2.1 Swingline Loans.

(a)Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment.

(b)Refunding.

(i)Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 12:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender's obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender's failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender's Revolving Credit

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Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 12.1(j) or (k) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded).

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SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section no later than 4:00 p.m. on the proposed borrowing date in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event,

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no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second, to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to the aggregate L/C Obligations then outstanding (such cash collateral to be applied in accordance with Section 12.2(b)).

(c)Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least two (2) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that a Notice of Prepayment may state that such notice is conditioned upon the effectiveness of debt or equity issuances, in which case, such notice may be revoked by the Borrower by notice to the Administrative Agent prior to the date of such proposed prepayment if such issuance is not consummated. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

(d)[Intentionally Omitted].

(e)[Intentionally Omitted].

(f)Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower's obligations under any Hedge Agreement.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a)Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to

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permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)[Intentionally Omitted].

(c)[Intentionally Omitted].

(d)Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate L/C Obligations then outstanding. Such cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

SECTION 2.6 Termination of Revolving Credit Facility.
The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III
LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a)Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving

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Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $500,000 (or such lesser amount as agreed to by the Issuing Lender), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the ISP98 and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b)Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lenders' Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders' obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.1(b) or 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(iii)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.1(b) following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15 the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Revolving Credit Letter of Credit and the amount of such Revolving Credit Lender's participation therein.
SECTION 3.3 Commissions and Other Charges.

(a)Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be accrued quarterly in arrears on the last Business Day of each calendar quarter and shall be payable on the third Business Day of the immediately following calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b)Fronting Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, a fronting fee with respect to each Letter of Credit as set forth in the Fee Letter. Such issuance fee shall be accrued quarterly in arrears on the last Business Day of each calendar quarter and shall be payable on the third Business Day

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of the immediately following calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c)Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such standard and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a)The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage

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of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower.

In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with immediately available funds from other sources), the Issuing Lender on each date on which the Issuing Lender has provided notice to the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Such payment shall be made not later than 2:00 p.m. on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on such day or (ii) the Business Day after the Borrower receives such notice, if such notice is received after 10:00 a.m. on such day. If the Borrower does not make such payment when due, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
SECTION 3.6 Obligations Absolute. The Borrower's obligations under this Article III (including the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of

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the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV
[INTENTIONALLY OMITTED]

ARTICLE VI

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a)Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the LIBOR Market Index Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of two (2) weeks or one (1), two (2), three (3), or six (6) months; provided that:

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(i)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(v)there shall be no more than ten (10) Interest Periods in effect at any time.

(c)Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of 2% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to 2% in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)Interest Payment and Computation. Interest on each Base Rate Loan shall accrue in arrears on the last Business Day of each calendar quarter and shall be due and payable on the third Business Day of the immediately following calendar quarter commencing September 30, 2011; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and the Commitment Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All

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other computations of fees (other than the Commitment Fee) and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third (3rd) Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3 Fees.

(a)Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall accrue in arrears on the last Business Day of each

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calendar quarter during the term of this Agreement and shall be payable on the third Business Day of the immediately following calendar quarter commencing September 30, 2011 and ending on the Revolving Credit Maturity Date. Such Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with such Revolving Credit Lenders' respective Revolving Credit Commitment Percentages.

(b)[Intentionally Omitted].

(c)Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement (or any of them) shall be made not later than 3:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 5.5 Evidence of Indebtedness.

(a)Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of

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the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender's Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)Participations. In addition to the accounts and records referred to in paragraph (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 5.9, 5.10, 5.11 or 14.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such

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participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 5.7 Obligations of Lenders.

(a)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a)Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with

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respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.

(b)Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a

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consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

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(b)Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11 Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall, to the extent permitted by Applicable Law, be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would

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have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, setting forth in reasonable detail the amount or amounts necessary to compensate the Administrative Agent, such Lender or the Issuing Lender, as the case may be, the changes as a result of which such amounts are due and the manner of computing such amounts, shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders.

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(i)Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by Applicable Law or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdiction.

(ii)Without limiting the generality of the foregoing:

(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the casemay be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)    a duly completed original Internal Revenue Service Form W‑8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)    a duly completed original Internal Revenue Service Form W-8ECI,
(3)    a duly completed original Internal Revenue Service Form W-8IMY and all required supporting documentation,

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(4)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) a duly completed original Internal Revenue Service Form W-8BEN, or
(5)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
(iii)If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

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(g)Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 14.10;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with Applicable Law; and

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(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13 [Intentionally Omitted].

SECTION 5.14 Incremental Loans.

(a)At any time prior to the date that is six (6) months prior to the Revolving Credit Maturity Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental Revolving Credit Commitments (any such incremental Revolving Credit Commitment, a “New Loan Revolving Credit Commitment”) to make incremental revolving credit loans (any such incremental revolving credit loans, the “New Loans”); provided that (1) the total aggregate amount for all such New Loan Revolving Credit Commitments shall not (as of any date of incurrence thereof) exceed $150,000,000 and (2) the total aggregate amount for each New Loan Revolving Credit Commitment (and the New Loans made thereunder) shall not be less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any New Loan Revolving Credit Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender and/or any Affiliate of any Lender and/or any other Person reasonably satisfactory to the Administrative Agent, to provide a New Loan Revolving Credit Commitment (any such Person, a “New Lender”). Any Lender or any New Lender offered or approached to provide all or a portion of any New Loan Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such New Loan Revolving Credit Commitment. Any New Loan Revolving Credit Commitment shall become effective as of such Increased Amount Date; provided that:
(A)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any New Loan Revolving Credit Commitment, and (2) the making of any New Loans pursuant thereto;

(B)[Intentionally Omitted];

(C)the proceeds of any New Loans shall be used for the purposes permitted by Section 9.13(b);

(D)each New Loan Revolving Credit Commitment (and the New Loans made thereunder) shall constitute Obligations of the Borrower and shall be guaranteed with the other Extensions of Credit on a pari passu basis;

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(E)(x)     the terms of each New Loan shall be set forth the relevant Joinder Agreement;
(y)    (i) [intentionally omitted], (ii) the Applicable Margin and pricing grid, if applicable, for such New Loans shall be determined on the applicable Increased Amount Date; provided that if such Applicable Margin would exceed the current Applicable Margin for the existing Revolving Credit Loans, the Applicable Margin for the existing Revolving Credit Loans shall be automatically increased to equal the Applicable Margin for the New Loans and (iii) such New Loans shall be subject to the same terms and conditions as the Revolving Credit Loans (except with respect to the Revolving Credit Maturity Date); and

(z)    the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the New Lenders providing such New Loans) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the New Lenders providing such New Loans) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment);
(F)any New Lender shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each New Loan Revolving Credit Commitment shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(G)such New Loan Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable New Lenders (which Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.14); and

(H)the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such New Loan) reasonably requested by Administrative Agent in connection with any such transaction.

(b)The New Lenders shall be included in any determination of the Required Lenders and the New Lenders will not constitute a separate voting class for any purposes under this Agreement.

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(c)On any Increased Amount Date on which any New Loan Revolving Credit Commitment becomes effective, subject to the foregoing terms and conditions, each New Lender with a New Loan Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such New Loan Revolving Credit Commitment and Schedule 1.1-2 shall automatically be deemed amended to reflect the New Loan Revolving Credit Commitments of all Lenders after giving effect to the addition of such New Loan Revolving Credit Commitments.

SECTION 5.15 Defaulting Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.1(b); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.1(b); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has

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not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)No Defaulting Lender shall be entitled to receive fees payable pursuant to Section 3.3(a) for any period during which that Lender is a Defaulting Lender unless it has provided Cash Collateral pursuant to Section 3.1(b) but then, only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided such Cash Collateral.

(C)With respect to any fees payable pursuant to Section 3.3(a) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender's or the Swingline Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender's Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including

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any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender's Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender's Fronting Exposure in accordance with the procedures set forth in Section 3.1(b).

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Credit Commitments (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VII
CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Conditions to Closing and Initial Extensions of Credit.
The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered

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to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)Officer's Certificate. A certificate from a Responsible Officer of the General Partner to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except for those representations and warranties that are already qualified by materiality or Material Adverse Effect, which shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and (D) that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Sections 6.1 and 6.2.

(ii)Certificate of Secretary of each Credit Party. A certificate of the Secretary or Assistant Secretary of the General Partner certifying as to the incumbency and genuineness of the signature of each officer of the General Partner executing (or other Person authorized by the General Partner to execute) Loan Documents to which it or the Borrower is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of the General Partner and the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in their respective jurisdictions of incorporation or formation, (B) the bylaws or other governing document of the General Partner and the Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of the General Partner authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which the General Partner and the Borrower are a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii)Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business to the extent the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(iv)Opinions of Counsel. A favorable opinion of Morgan, Lewis & Bockius, LLP addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent or its counsel shall request.

(v)Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 5.11(e), if any.

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(vi)Ownership of the General Partner and the Borrower. The organizational and capital structure of the General Partner, the Borrower and their respective Subsidiaries shall be as previously disclosed to the Administrative Agent as set forth on Schedule 7.2.

(c)[Intentionally Omitted].

(d)No Material Adverse Effect. Since September 30, 2010, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(e)Consents; Defaults.

(i)Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(f)Financial Matters.

(i)Financial Statements. The Administrative Agent shall have received the unaudited Consolidated balance sheet of MLP, the Borrower and their respective Subsidiaries as of March 31, 2011 and related unaudited interim statements of income and cash flows.

(ii)[Intentionally Omitted].

(iii)Financial Projections. The Administrative Agent shall have received projections prepared by management of the General Partner, of balance sheets, income statements and cash flow statements of MLP and its Subsidiaries on an annual basis for Fiscal Year 2011, Fiscal Year 2012, Fiscal Year 2013 and Fiscal Year 2014.

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(iv)[Intentionally Omitted].

(v)[Intentionally Omitted].

(vi)Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 5.3 and any other invoiced, accrued and unpaid fees or commissions due hereunder (including CUSIP fees) and (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced, accrued and unpaid prior to or on the Closing Date.

(g)[Intentionally Omitted].

(h)Miscellaneous.

(i)Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Accoun tesignation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(iii)Existing Indebtedness. All Indebtedness under the Existing Credit Agreements shall be repaid in full and terminated prior to or contemporaneously with the initial funding of the Loans hereunder, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment and termination.

(iv)[Intentionally Omitted].

(v)Patriot Act. MLP, the General Partner, the Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act and any other “know your customer” or similar laws or regulations.

(vi)Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and

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instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 6.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects (except for those representations and warranties that are already qualified by materiality or Material Adverse Effect, which shall be true, correct and complete in all respects) on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (except for those representations and warranties that are already qualified by materiality or Material Adverse Effect, which shall be true, correct and complete in all respects) as of such earlier date.

(b)No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or 5.2, as applicable.

(d)Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, (i) in the case of Sections 7.1 through 7.27, the Borrower and the Subsidiary Guarantors, and, (ii) in the case of Sections 7.1 through 7.6, 7.9 through 7.11, 7.21, 7.22, 7.23, 7.25, 7.27 and 7.28, the General Partner, hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

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SECTION 7.1 Organization; Power; Qualification.
Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1.
SECTION 7.2 Ownership.
Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares (or interests), authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2. All outstanding shares (or interests) have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.2. The shareholders, partners or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares (or interests) owned by each as of the Closing Date are described on Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.2.
SECTION 7.3 Authorization Enforceability.
Each Credit Party has the right, power and authority and has taken all necessary corporate (or partnership or other analogous type) and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party (or, in the case of the Borrower, the duly authorized officers of the General Partner) that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.
SECTION 7.4 Compliance of Agreement, Loan Docemtnts and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval, (ii) violate any Applicable Law relating to any Credit Party except for such violations which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) conflict with,

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result in a breach of or constitute a default under the articles of incorporation, bylaws or other analogous organizational documents of any Credit Party, (iv) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents, if any, or (vi) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

SECTION 7.5 Compliance with Law; Governmental Approvals. Each Credit Party (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each of clause (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.6 Tax Returns and Payments.
Each Credit Party has (i) duly filed or caused to be filed all federal and all material state, local and other tax returns required by Applicable Law to be filed or has properly filed for extensions of time for the filing thereof, and (ii) paid, or made adequate provision for the payment of, all federal and material state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of any Credit Party, other investigation by any Governmental Authority of the tax liability of any Credit Party that could reasonably be expected to result in a material tax liability. No Governmental Authority has asserted any Lien or other claim against any Credit Party with respect to unpaid taxes which has not been discharged or resolved (other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (ii) Permitted Liens). The Borrower is a limited partnership and so long as it is a limited partnership it will be treated as a pass-through entity for U.S. federal income tax purposes and as of the Closing Date is not subject to taxation with respect to its income or gross receipts under applicable state (other than Michigan, New Hampshire, Tennessee, Texas and Wisconsin) laws.

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SECTION 7.7 Intellectual Property Matters.
The Borrower and each Subsidiary Guarantor owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business except as could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary Guarantor is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.8 Environmental Matters.

(a)Except as set forth on Schedule 7.8 or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the properties owned, leased or operated by the Borrower and each Subsidiary Guarantor do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability to Borrower or a Subsidiary Guarantor under applicable Environmental Laws.

(b)Except as set forth on Schedule 7.8 or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower and each Subsidiary Guarantor and such properties and all operations conducted in connection therewith are in compliance with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could reasonably be expected to interfere with the continued operation of such properties.

(c)Except as set forth on Schedule 7.8 or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Borrower nor any Subsidiary Guarantor has received any written notice of violation, alleged violation, non-compliance, liability or potential liability under Environmental Laws with respect to Hazardous Materials, or non-compliance with Environmental Laws, nor does the Borrower or any Subsidiary Guarantor have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)Except as set forth on Schedule 7.8 or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) Hazardous Materials have not been transported or disposed of by the Borrower to or from the properties owned, leased or operated by the Borrower or any Subsidiary Guarantor in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, Environmental Laws; and (ii) to the Borrower's knowledge, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws.

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(e)Except as set forth on Schedule 7.8 or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary Guarantor is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith; and (ii) there are no consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any Subsidiary Guarantor or such properties or such operations.

(f)Except as set forth on Schedule 7.8 or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there has been no release, or to the best of the Borrower's knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary Guarantor, now or in the past, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

SECTION 7.9 Employee Benefit Matters. To the Borrower's knowledge:

(a)as of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.9;

(b)each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to be so qualified except for such Employee Benefit Plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c)as of the Closing Date, except where the failure of any of the following to be true and correct could not reasonably be expected to have a Material Adverse Effect, (i) no Pension Plan has been terminated, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) no funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, (iv) no Credit Party nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, or (v) there has been no event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

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(d)except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, or (C) failed to make a required contribution or payment to a Multiemployer Plan;

(e)no Termination Event has occurred or is reasonably expected to occur; and

(f)except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving any Employee Benefit Plan or Multiemployer Plan.

SECTION 7.10 Margin Stock. No Credit Party is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

SECTION 7.11 Investment Company Act; Government Regulation. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party is, or after giving effect to any Extension of Credit will be, subject to regulation under any Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 7.12 [Intentionally Omitted].

SECTION 7.13 [Intentionally Omitted].

SECTION 7.14 Burdensome Provisions. Neither the Borrower nor any Subsidiary Guarantor is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as could be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary Guarantor presently anticipates that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary Guarantor is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to

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the Borrower or any other Subsidiary Guarantor or to transfer any of its assets or properties to the Borrower or any other Subsidiary Guarantor in each case other than existing under or by reason of the Loan Documents or Applicable Law.

SECTION 7.15 Financial Statements. The unaudited financial statements delivered pursuant to Section 6.1(f)(i) are complete and correct and fairly present, in all material respects, on a Consolidated basis the assets, liabilities and financial position of MLP, the Borrower and their respective Subsidiaries or the Borrower and its Subsidiaries, as applicable, as at such dates, and the results of the operations and changes of financial position for the periods then ended (except for the absence of footnotes and subject to customary year-end adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Persons covered thereby as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 6.1(f)(iii) were prepared in good faith based upon assumptions believed to be reasonable at the time made, in light of then existing conditions; provided that (i) such financial projections are not to be viewed as facts and are subject to uncertainties, many of which are beyond the Borrower's control and that actual results may differ and such differences may be material and (ii) such financial projections and statements shall be subject to normal year end closing and audit adjustments.

SECTION 7.16 No Material Adverse Change. Since September 30, 2010, there has been no material adverse change in the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.17 Solvency. As of the Closing Date and after giving effect to the Transactions, the Borrower and its Subsidiaries, on a Consolidated basis will be Solvent.

SECTION 7.18 Titles to Properties. The Borrower and each Subsidiary Guarantor has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets.

SECTION 7.19 Insurance. The Borrower and each Subsidiary Guarantor are in compliance with the requirements of Section 9.3.

SECTION 7.20 Liens. None of the properties and assets of the Borrower or any Subsidiary is subject to any Lien, except Permitted Liens. Neither the Borrower nor any Subsidiary has signed any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect Permitted Liens.

SECTION 7.21 Indebtedness and Guaranty Obligations. Schedule 7.21 is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Credit Parties as of the Closing Date in excess of $2,000,000. The Credit Parties have performed and are in compliance

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with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of any of the Credit Parties exists with respect to any such Indebtedness or Guaranty Obligation. As of the Closing Date, no instrument or agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any such Subsidiary is bound (other than this Agreement and other than as indicated in Schedule 7.21) contains any restriction on the incurrence by the Borrower or any Subsidiary Guarantor of additional Indebtedness.

SECTION 7.22 Litigation. Except for matters disclosed by the Borrower in any filing made with the SEC, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower after due inquiry, threatened against or in any other way relating adversely to or affecting any Credit Party or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority (a) which questions the validity or enforceability of this Agreement, the other Loan Documents or any action taken or to be taken pursuant to this Agreement or the other Loan Documents, or (b) which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.23 Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party under any Material Contract or judgment, decree or order to which any Credit Party is a party or by which any Credit Party or any of their respective properties may be bound or which, in any case under this clause (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.24 Senior Indebtedness Status. The Obligations of the Borrower and each Subsidiary Guarantor under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least pari passu to all other senior unsecured Indebtedness of each such Person.

SECTION 7.25 OFAC. None of the General Partner, the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 7.26 [Intentionally Omitted].

SECTION 7.27 Disclosure. The Borrower and/or the other Credit Parties have disclosed to the Administrative Agent and the Lenders (i) all agreements, instruments and corporate or other restrictions to which any Credit Party are subject, and (ii) all other matters that would be required to be disclosed by such Person on Form 8-K, that, in each case, individually or in the

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aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished in writing by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) such financial projections are not to be viewed as facts and are subject to uncertainties, many of which are beyond the Borrower's control and that actual results may differ and such differences may be material and (ii) such financial projections and statements shall be subject to normal year end closing and audit adjustments.

SECTION 7.28 Matters Relating to the General Partner.

(a)As of the Closing Date, the General Partner is a Wholly Owned Subsidiary of AmeriGas, Inc., a Pennsylvania corporation, and owns, in addition to the interest in the Borrower described on Schedule 7.2, (i) a 1% general partnership interest in MLP, (ii) all of the outstanding shares of Capital Stock of Petrolane Incorporated, a Pennsylvania corporation, and (iii) an approximate 30% limited partnership interest in MLP. Other than AmeriGas Technology Group, Inc. and Petrolane Incorporated, the General Partner has no other direct Subsidiaries as of the Closing Date.
(b)The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own and operate its properties, to act as the sole general partner of the Borrower and to execute and deliver in its individual capacity and in its capacity as the sole general partner of the Borrower this Agreement and such other Loan Documents to which the General Partner is a party and to carry out the terms of this Agreement and such other Loan Documents.

ARTICLE IX
FINANCIAL INFORMATION AND NOTICES

Until all the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Hedge Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, (i) the Borrower and the Subsidiary Guarantors will, in the case of Sections 8.1 through 8.6, and (ii) the General Partner will, in the case of Section 8.6, furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
SECTION 8.1 Financial Statements and Projections.

(a)Quarterly Financial Statements. As soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods in each Fiscal

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Year, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (except, as to consolidating balance sheets only, for inactive Subsidiaries) as at the end of such period and the related consolidated (and, as to statements of income, consolidating, except for inactive Subsidiaries) statements of income, partners' capital and cash flows of the Borrower and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current Fiscal Year to the end of such quarterly period, setting forth in each case in comparative form the consolidated and, where applicable, consolidating figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial officer of the General Partner as presenting fairly, in all material respects, the information contained therein (except for the absence of footnotes and subject to changes resulting from normal year-end adjustments), in accordance with GAAP applied on a basis consistent with prior fiscal periods except for inconsistencies resulting from changes in accounting principles and methods agreed to by the Borrower's independent accountants.

(b)Annual Financial Statements. As soon as practicable, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (except, as to consolidating balance sheets only, for inactive Subsidiaries) as at the end of such year and the related consolidated (and, as to statements of income, consolidating except for inactive Subsidiaries) statements of income, partners' capital and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated and, where applicable, consolidating figures for the previous fiscal year, all in reasonable detail and (A) in the case of such consolidated financial statements, accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Borrower, which report shall not be qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP and shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP unless otherwise disclosed, applied on a basis consistent with prior years, and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards then in effect in the United States, and (B) in the case of such consolidated and consolidating financial statements, certified by the principal financial officer of the General Partner as presenting fairly, in all material respects, the information contained therein (except, in the case of such consolidating financial statements, for the absence of footnotes), in accordance with GAAP.

(c)Annual Business Plan and Financial Projections. As soon as practicable and in any event within fifteen (15) days after being approved by the governing body of the Borrower, and in any event, no later than November 15th of each Fiscal Year, an annual operating forecast for the next Fiscal Year including annual statements of cash flow, balance sheets and income statements.

SECTION 8.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer's Compliance Certificate.

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SECTION 8.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a written statement by the independent public accountants giving the report thereon stating that they have reviewed the terms of this Agreement and the other Loan Documents and that, in making the audit necessary for the certification of such financial statements, they have obtained no knowledge of the existence and continuance as at the date of such written statement of any Default or Event of Default, or, if they have obtained knowledge that any Default or Event of Default then exists, specifying, to the extent possible, the nature and approximate period of the existence thereof (such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards then in effect in the United States).

SECTION 8.4 Other Reports. Promptly:

(a)[Intentionally Omitted];

(b)upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including the Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(c)[Intentionally Omitted]; and

(d)upon the request thereof, such other information regarding the operations, business affairs and financial condition of any Credit Party as the Administrative Agent or any Lender may reasonably request.

SECTION 8.5 Notice of Litigation and Other Matters.
Prompt (but in no event later than five (5) Business Days after any Responsible Officer of any Credit Party obtains knowledge thereof) telephonic and written notice of:
(a)(i) the occurrence of an adverse development with respect to any litigation or proceeding involving the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation or proceeding involving the Borrower or any of its Subsidiaries which in the reasonable judgment of the Borrower could result in a Material Adverse Effect, together with a description in reasonable detail of such commencement of, or adverse development with respect to, such litigation or proceeding;

(b)(i) any notice of any violation received by the Borrower or any Subsidiary Guarantor from any Governmental Authority including any notice of violation or alleged violation of Environmental Laws, or (ii) any knowledge of the presence or release of any Hazardous Material within, on, from, relating to or affecting any property, which in any such case could reasonably be expected to have a Material Adverse Effect;

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(c)[Intentionally Omitted];

(d)any attachment, judgment (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage), lien, levy or order exceeding the Threshold Amount that may reasonably be expected to be assessed against the Borrower or any Subsidiary Guarantor;

(e)(i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

(f)(i) the institution of any steps by any Credit Party or any other Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan sponsored or maintained by any Credit Party if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or (iii) if any of the subsequently listed events have occurred with respect to any Pension Plan sponsored or maintained by any Credit Party, or any ERISA Affiliate: the occurrence of termination of such Pension Plan, the failure to make a required contribution to such Pension Plan, the failure to satisfy the minimum funding standard for a year, the request for a waiver of the minimum funding standard for any year, the withdrawal from a Multiemployer Plan, the adoption of an amendment which results in a funded current liability percentage of less than 60%, the engaging in one or more prohibited transactions, the failure to comply with reporting and disclosure requirements or engaging in any breach of fiduciary responsibility, which, in each of clause (i), (ii) or (iii), could reasonably be expected to result in, a Material Adverse Effect, together with copies of all documentation relating thereto;

(g)any event or development that results in, or could reasonably be expected to result in a Material Adverse Effect; and

(h)promptly upon their becoming publicly available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available by the Borrower or MLP to any of its security holders in compliance with the Exchange Act, or any comparable Federal or state laws relating to the disclosure by any Person of information to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by the Borrower or MLP with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions (other than registration statements on Form S-8 and Annual Reports on Form 10-K), and (iii) all press releases and other similar written statements made available by the Borrower or MLP to the public concerning material developments in the business of the Borrower or MLP, as the case may be.

Documents required to be delivered pursuant to this Article may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed in Section 14.1; or (ii) on which such documents are posted on the Borrower's

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behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent, if requested, by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Officer's Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may (but shall not be obligated to) make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder or pursuant to any other Loan Document or the transactions contemplated therein (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower's, any Credit Party's or the Administrative Agent's transmission of communications through the Platform.

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SECTION 8.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement or the Guaranty Agreement shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.27.

ARTICLE X
AFFIRMATIVE COVENANTS

Until all of the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Hedge Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, (i) each of the Borrower and the Subsidiary Guarantors will, in the case of Sections 9.1 through 9.16, and (ii) the General Partner will, in the case of Section 9.17:
SECTION 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 9.2 Maintenance of Property and Licenses.

(a)Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

(b)Maintain, in full force and effect in all respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect .

SECTION 9.3 Insurance. Maintain insurance with financially sound and reputable insurance companies (or through self-insurance in accordance with Applicable Law) against at least such risks and in at least such amounts as are customarily maintained by companies engaged in similar businesses and owning similar properties in locations where the Borrower and its Subsidiaries operate and as may be required by Applicable Law. From time to time after the Closing Date, deliver to the Administrative Agent upon its request information in reasonable detail as to the

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insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 9.5 Payment of Taxes and Other Obligations. Pay and perform (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary Guarantor may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 9.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.7 Environmental Laws. In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and (ii) obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any Subsidiary Guarantor, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 9.8 Compliance with ERISA. In addition to and without limiting the generality of Section 9.6, except where the failure to so comply could not, individually or in the

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aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans or (b) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan.

SECTION 9.9 Compliance with Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including any Material Contract, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.10 Visits and Inspections; Lender Meetings.

(a)Permit representatives of the Administrative Agent or any Lender, or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers (and the officers of the General Partner) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other Borrower records. Upon the occurrence and during the continuance of any Default or Event of Default the Borrower hereby authorizes its independent public accountant to discuss the Borrower's financial matters with the Administrative Agent and each Lender or any of their respective representatives provided that a representative of the Borrower is present. So long as a Default or Event of Default has occurred and is continuing, the Borrower shall pay any fees of the Administrative Agent, each Lender and such independent public accountant incurred in connection with the Administrative Agent's or any Lender's exercise of its rights pursuant to this Section.

(b)Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower's corporate offices (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

SECTION 9.11 Additional Subsidiaries.

(a)Additional Material Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Material Subsidiary or upon any Non-Material Subsidiary becoming a Material Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation, acquisition or occurrence), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem reasonably necessary for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

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(b)Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a Foreign Subsidiary of the Borrower, and promptly thereafter (and in any event within forty-five (45) days after notification), cause such Person to deliver to the Administrative Agent (i) such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (ii) such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iii) such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.11(a) until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.11(a) to the extent it is a Material Subsidiary within ten (10) Business Days of the consummation of such Permitted Acquisition).
SECTION 9.12 [Intentionally Omitted].
SECTION 9.13 Use of Proceeds.
The Borrower shall use the proceeds of the Extensions of Credit made (a) on the Closing Date (i) to repay the Indebtedness evidenced by the Existing Credit Agreements and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions and this Agreement and (b) after the Closing Date (including any New Loan) for working capital and general corporate purposes of the Borrower and its Subsidiaries.
SECTION 9.14 [Intentionally Omitted].

SECTION 9.15 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.

SECTION 9.16 Non-Consolidation. Maintain (a) entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (except pursuant to cash management systems reasonably acceptable to the Administrative Agent) and (c) provide that its board of directors (or equivalent governing body) will hold all appropriate meetings to authorize and approve such entity's actions.

SECTION 9.17 Covenants of the General Partner.

(a)The General Partner will maintain and keep in effect its corporate existence.

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(b)The General Partner will deliver to the Administrative Agent, on behalf of the Lenders, and the Administrative Agent will promptly distribute to each Lender at their respective addresses as set forth in the Register, or such other office as may be designated by the Administrative Agent and the Lenders from time to time, (i) (A) consolidating balance sheets and income statements of the General Partner and its Subsidiaries at the times specified in, Section 8.1(a) and (B) audited financial statements of the General Partner at the time specified in Section 8.1(b), in each case certified and reported on in the same manner as the financial statements of the Borrower described in such Sections, and (ii) with reasonable promptness, such other information and data (financial or other) as may from time to time be reasonably requested by the Administrative Agent.

(c)The General Partner will perform and comply with all of its obligations under the Partnership Agreement, will enforce the Partnership Agreement against each other party thereto and will not accept the termination of the Partnership Agreement or any amendment or supplement thereof or modification or waiver thereunder, unless any such failure to perform, comply or enforce or any such acceptance would not, individually or in the aggregate, present a reasonable likelihood of having a Material Adverse Effect.

(d)Section 6.5 of the Partnership Agreement (the “Incorporated Covenant”) as in effect on the Closing Date, together with all related definitions, is hereby incorporated herein in the form included in the Partnership Agreement on April 19, 1995 and without regard to any subsequent amendments or waivers of the provisions of, or any termination of, the Partnership Agreement. The General Partner agrees to fully perform and comply with the Incorporated Covenant.

ARTICLE XI
FINANCIAL COVENANTS

Until all of the Obligations (other than (a) contingent indemnification obligations not then due and (b) the Specified Hedge Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, the Borrower and the Subsidiary Guarantors will not:
SECTION 10.1 Consolidated MLP Total Leverage Ratio. (a) As of the end of each fiscal quarter through the fiscal quarter ending March 31, 2013, permit the Consolidated MLP Total Leverage Ratio to be greater than 5.5 to 1.00 and (b) as of the end of any fiscal quarter after the fiscal quarter ending March 31, 2013, permit the Consolidated MLP Total Leverage Ratio to be greater than 5.25 to 1.00.

SECTION 10.2 Consolidated Borrower Total Leverage Ratio. As of the end of any fiscal quarter, permit the Consolidated Borrower Total Leverage Ratio to be greater than 2.75 to 1.00

SECTION 10.3 Interest Coverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) Consolidated EBITDA of MLP and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense of MLP and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.75 to 1.00.

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ARTICLE XII
NEGATIVE COVENANTS

Until all of the Obligations (other than (a) contingent, indemnification obligations not then due and (b) the Specified Hedge Obligations) have been paid and satisfied in full in cash and the Revolving Credit Commitments terminated, (i) each of the Borrower and the Subsidiary Guarantors will not, in the case of Sections 11.1 through 11.15, and (ii) the General Partner will not, in the case of Section 11.16:
SECTION 11.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)the Obligations (excluding Specified Hedge Obligations permitted pursuant to Section 11.1(b));

(b)Indebtedness and obligations owing under Hedge Agreements (including, without duplication, letters of credit issued to support the same) permitted under Section 11.14;

(c)Indebtedness existing on the Closing Date and not otherwise permitted under this Section and listed on Schedule 7.21, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d)Indebtedness in respect of Capital Leases for fixed or capital assets within the limitations set forth in Section 11.2(h); provided that the aggregate outstanding amount of such Indebtedness shall not exceed $25,000,000 at any time;

(e)Indebtedness of a Person existing at the time such Person became a Subsidiary or Indebtedness related to assets acquired from such Person in connection with an Investment permitted pursuant to Section 11.3, to the extent that such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets;

(f)unsecured Indebtedness of the Borrower owing to the General Partner or an Affiliate of the General Partner (including MLP); provided that (i) the aggregate principal amount of such Indebtedness does not exceed $100,000,000 at any time outstanding and (ii) such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(g)Guaranty Obligations with respect to Indebtedness permitted pursuant to paragraphs (a) through (e), (i), (j), (k), and (o) (so long as such Indebtedness is not also a Guaranty Obligation) of this Section;

(h)unsecured intercompany Indebtedness (i) owed by the Borrower to any Subsidiary Guarantor, (ii) owed by any Subsidiary Guarantor to the Borrower or another Subsidiary Guarantor, and (iii) owed by the Borrower or any Subsidiary Guarantor to any Non-Guarantor Subsidiary;

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provided, that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(i)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(j)other unsecured Indebtedness of the Borrower and the Subsidiary Guarantors; provided, that in the case of each incurrence of such Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the documentation evidencing such Indebtedness shall not contain financial covenants which are, individually or in the aggregate, more restrictive than those set forth herein, and (iii) such Indebtedness shall mature no earlier than six (6) months after the Revolving Credit Maturity Date;

(k)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers' compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(l)Indebtedness in respect of non-compete agreements entered into in connection with Permitted Acquisitions;

(m)[Intentionally Omitted];

(n)Indebtedness arising under any asset securitization program in an aggregate amount not to exceed $75,000,000 at any time outstanding;

(o)additional Indebtedness not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

(p)Secured Indebtedness under those certain notes (the “Heritage Notes”) issued pursuant to those certain Note Purchase Agreements, dated as of November 19, 1997 and August 10, 2000, each between Heritage Operating, L.P. and the purchasers named therein (as amended, the “Heritage Note Purchase Agreements”) in the aggregate principal amount not to exceed $71,300,000.

SECTION 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)Liens created pursuant to the Loan Documents, if any;

(b)Liens in existence on the Closing Date and described on Schedule 11.2, including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 11.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 11.2); provided that the scope of any such Lien shall not be increased,

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or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date;

(c)Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)(i) the claims of materialmen, mechanics, carriers, warehousemen, processors, vendors, repairmen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (A) which are not overdue for a period of more than thirty (30) days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e)Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, release, appeal and similar bonds and reimbursement obligations in respect of any of the foregoing;

(f)Liens constituting encumbrances in the nature of zoning restrictions, easements, rights-of-way and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(g)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h)Liens securing Indebtedness permitted under Section 11.1(d); provided that (i) such Liens shall be created not later than thirty (30) days after the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price or lease payment amount of such property at the time it was acquired;

(i)Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1(m) or securing appeal or other surety bonds relating to such judgments;

(j)Liens on tangible property or tangible assets (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets

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are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens (1) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (2) are applicable only to specific tangible property or tangible assets, and (3) do not attach to any other property or assets of the Borrower or any of its Subsidiaries, and (B)(1) the Indebtedness secured by such Liens is permitted under Section 11.1(e) and (2) the aggregate outstanding principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding;

(k)Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute the Capital Stock of the Borrower or any of the Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 11.1(n) or 11.1(o);

(l)(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(m)(i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract;

(n)any interest or title of a licensor, licensee, sublicensor, lessor, lessee, sublessor, or sublessee with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries;

(o)deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

(p)Liens securing reimbursement obligations under letters of credit; provided that such Liens cover only the title documents and related goods (and any proceeds thereof) covered by the related letter of credit;

(q)Liens on cash and cash equivalents securing obligations in respect of Hedge Agreements permitted under Section 11.14;

(r)Liens not otherwise permitted hereunder securing Indebtedness in the aggregate amount not to exceed the greater of (i) 5% of Consolidated Net Tangible Assets or (ii) $20,000,000 at any time outstanding; and

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(s)Liens in effect on the date hereof securing the Heritage Notes permitted pursuant to Section 11.1(p).

Notwithstanding the foregoing, in no event shall any Lien on any Property of the Borrower or any of its Subsidiaries be permitted to secure Guaranty Obligations of the Borrower or such Subsidiary with respect to, or any other Indebtedness which supports, Indebtedness of MLP or the General Partner.

SECTION 11.3 Limitations on Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a)(i) equity Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 11.3, (iii) equity Investments made after the Closing Date in Subsidiary Guarantors, (iv) Investments made after the Closing Date by the Borrower or the General Partner in any Subsidiary Guarantor, and (v) Investments by a Subsidiary Guarantor in the Borrower, the General Partner or any other Subsidiary Guarantor;

(b)Investments in cash and Cash Equivalents;

(c)[Intentionally Omitted];

(d)deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 11.2;

(e)Hedge Agreements permitted pursuant to Section 11.1;

(f)purchases of assets in the ordinary course of business;

(g)Investments in the form of Permitted Acquisitions;

(h)Investments (x) in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $1,000,000, (y) arising out of extensions of trade credit or advances to third parties in the ordinary course of business and (z) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

(i)Investments in the form of Indebtedness permitted pursuant to Section 11.1(h);

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(j)Investments in any Non-Guarantor Subsidiary in an aggregate amount not to exceed at any time $15,000,000;

(k)Guaranty Obligations (x) permitted pursuant to Section 11.1 or (y) constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

(l)Investments in joint ventures; provided, that the aggregate amount of all such Investments shall not at any time exceed the greater of (i) 5% of Consolidated Net Tangible Assets or (ii) $20,000,000; and

(m)other additional Investments not otherwise permitted pursuant to this Section not exceeding the greater of (i) 5% of Consolidated Net Tangible Assets or (ii) $20,000,000 in the aggregate.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 11.3, such amount shall be deemed to be the amount of such Investment determined in accordance with GAAP.

SECTION 11.4 Limitations on Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)(i) any Wholly-Owned Material Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower; provided that (x) the Borrower shall be the continuing or surviving entity and (y) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (ii) any Wholly-Owned Material Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor; provided that (x) the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.11 in connection therewith and (y) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(b)(i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary, (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, the Borrower or any Material Subsidiary; provided that in the case of this clause (iii), (x) the Borrower or the Subsidiary Guarantor, as applicable, shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall, if applicable, comply with Section 9.11 in connection therewith, and (y) immediately after

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giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)(i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e)dispositions permitted by Section 11.5;

(f)any Wholly-Owned Material Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Material Subsidiary was formed to acquire in connection with a Permitted Acquisition; provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.11 in connection therewith);

(g)any Person may merge into the Borrower or any of its Wholly-Owned Material Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Material Subsidiary of the Borrower; and

(h)subject to compliance with Section 14.2, the Borrower may consolidate with or merge into any other entity if (i) the Borrower is the continuing or surviving entity, (ii) the surviving entity is a corporation or limited partnership organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, with substantially all of its properties located and its business conducted within the United States and Canada and (iii) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing.

SECTION 11.5 Limitations on Asset Dispositions. Make any Asset Disposition (including the sale of any receivables and leasehold interests) except:

(a)the sale of inventory in the ordinary course of business;

(b)the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c)the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to Section 11.4(b) and any other transaction permitted pursuant to Section 11.4;

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(d)the Borrower or any Subsidiary may discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations (i) made in the ordinary course of business and which remain unpaid by the account debtors, (ii) without recourse which are past due and which have been written off as uncollectible, (iii) from a Material Subsidiary to the Borrower or (iv) made in connection with the sale of a business but only with respect to the receivables directly generated by the business so sold;

(e)the disposition of any Hedge Agreement;

(f)dispositions of Investments in cash and Cash Equivalents;

(g)(i) any Subsidiary Guarantor may transfer assets to the Borrower or any other Subsidiary Guarantor, (ii) the Borrower may transfer assets to any Subsidiary Guarantor, (iii) any Non-Guarantor Subsidiary may transfer assets to the Borrower or any Subsidiary Guarantor (provided that, in connection with any such transfer, the Borrower or such Subsidiary Guarantor shall not pay more than an amount equal to the fair market value of such assets as determined in good faith by the General Partner at the time of such transfer), (iv) any Non-Guarantor Subsidiary may transfer assets to any other Non-Guarantor Subsidiary and (v) any Subsidiary Guarantor or the Borrower may transfer assets to a Non-Guarantor Subsidiary; provided that for purposes of this clause (v), (x) such assets constitute non-core assets or (y) after giving effect to such transfer, such Non-Guarantor Subsidiary shall become a Subsidiary Guarantor;

(h)non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(i)leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(j)dispositions in connection with Insurance and Condemnation Events;

(k)dispositions of accounts receivable to a special purpose entity Subsidiary in connection with an asset securitization program permitted by Section 11.1(n);

(l)dispositions of assets in exchange for other assets having a fair market value (as determined in good faith by the Borrower) of not less than that of the assets so exchanged;

(m)the write-off of good will or other intangibles in the ordinary course of business; and

(n)additional Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed in any Fiscal Year the greater of (i) 12.5% of Consolidated Net Tangible Assets or (ii) $40,000,000.

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SECTION 11.6 Limitations on Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of the Borrower or any Subsidiary Guarantor, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of the Borrower or any Subsidiary Guarantor (all of the foregoing, the “Restricted Payments”); provided that:

(a)the Borrower or any Subsidiary Guarantor may pay dividends in shares of its own Qualified Capital Stock;

(b)any Subsidiary Guarantor may pay cash dividends to the Borrower or any other Subsidiary Guarantor or ratably to all holders of its outstanding Qualified Capital Stock; and

(c)the Borrower may declare or order, and make, pay or set apart, once during each calendar quarter a Restricted Payment if (a) such Restricted Payment is in an amount not exceeding Available Cash for the immediately preceding calendar quarter, (b) immediately after giving effect to any such proposed action no Event of Default (or Default under Section 12.1(a), (b), (i) or (j)) shall have occurred and be continuing, (c) such Restricted Payment is declared, ordered, paid or made in cash.

SECTION 11.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Capital Stock of, or other Affiliate of, the General Partner, the Borrower or any of its Subsidiaries, (b) any Affiliate of any such officer, director or holder or (c) MLP or any officer, director, holder of any Capital Stock of, or other Affiliate of, MLP, other than:

(i)transactions permitted by Sections 11.1, 11.3, 11.4, 11.5, 11.6 and 11.13;

(ii)transactions existing on the Closing Date and described on Schedule 11.7;

(iii)other transactions (or series of related transactions) which are in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm's‑length transaction with an independent, unrelated third party as determined in good faith by the Board of Directors (or equivalent governing body) of the General Partner;

(iv)employment and severance arrangements (including stock option plans, restricted stock agreements and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(v)payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of (i) the General Partner and its Affiliates and (ii) the Borrower and its Subsidiaries, in each case, in the ordinary

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course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; and

(vi)transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane business operated by the Borrower, its Subsidiaries and its Affiliates.

SECTION 11.8 Certain Accounting Changes; Organizational Documents.(a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) any material change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders.

SECTION 11.9 [Intentionally Omitted].

SECTION 11.10 No Further Negative Pledges; Restrictive Agreements.

(a)Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, in any manner that is more restrictive than permitted hereunder, or requiring the grant of any security for such obligation if security is given for some other obligation except for the Heritage Note Purchase Agreements.

(b)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Borrower or any Subsidiary Guarantor to (i) pay dividends or make any other distributions to the Borrower or any Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor, (iii) make loans or advances to the Borrower or any Subsidiary Guarantor, (iv) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (v) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 11.1(d) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary Guarantor at the time such Subsidiary Guarantor first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 11.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses

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and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (I) the Heritage Note Purchase Agreements.

SECTION 11.11 Nature of Business. With respect to the Borrower and the Subsidiary Guarantors, engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto, including any Midstream Business.

SECTION 11.12 [Intentionally Omitted].

SECTION 11.13 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Borrower or any Subsidiary Guarantor has sold or transferred or is to sell or transfer to a Person which is the Borrower or another Subsidiary Guarantor or (b) which the Borrower or any Subsidiary Guarantor intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by the Borrower or such Subsidiary Guarantor to another Person which is not the Borrower or another Subsidiary Guarantor in connection with such lease.

SECTION 11.14 Hedge Agreements. Enter into any Hedge Agreement other than to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes; provided that (i) no Hedge Agreement shall contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and (ii) no Hedge Agreement can be secured by a Lien on any assets of the Borrower or any of its Affiliates other than Liens permitted by Section 11.2(q).

SECTION 11.15 Disposal of Subsidiary Interests. The Borrower will not permit any Material Subsidiary to be a non-Wholly-Owned Subsidiary except (a) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 11.4 or 11.5 or (b) so long as such Material Subsidiary continues to be a Subsidiary Guarantor.

SECTION 11.16 Covenant of the General Partner.
The General Partner covenants that it will not create any Liens on the general partnership interests in the Borrower or MLP.

ARTICLE XII
DEFAULT AND REMEDIES

SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or

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be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) days.

(c)Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, in any other Loan Document, or in any document delivered by any Credit Party or by any Responsible Officer on behalf of any such Credit Party in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or intentionally misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or intentionally misleading in any material respect when made or deemed made.

(d)Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Section 8.1, 8.2, 8.5(e)(i), 9.1 (with respect to any Credit Party's existence) or 9.13 or Article X or XI.

(e)Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent's delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower or the General Partner having obtained knowledge thereof.

(f)Indebtedness Cross‑Default. MLP or any Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, any Reimbursement Obligation) or contained in any instrument or agreement evidencing, securing or relating thereto the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the

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giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity and any applicable grace period shall have expired.

(g)[Intentionally Omitted].

(h)Change in Control. Any Change in Control shall occur.

(i)Voluntary Bankruptcy Proceeding. Any Credit Party or any Significant Subsidiary Group shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Significant Subsidiary Group in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Significant Subsidiary Group or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)Failure of Agreements. Any material provision of this Agreement or any material provision of the Guaranty Agreement shall for any reason cease to be valid and binding on any Credit Party party thereto or any such Person shall so state in writing, in each case other than in accordance with the express terms hereof or thereof.

(l)Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such failure, individually or in the aggregate, results in, or could reasonably be expected to result in, a Material Adverse Effect, (ii) any Unfunded Pension Liability occurs or exists which, individually or in the aggregate, results in, or could reasonably be expected to result in, a Material Adverse Effect, (iii) a Termination Event and such occurrence, individually or in the aggregate, results in, or could reasonably be expected to result in, a Material Adverse Effect or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan

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and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability and such withdrawal liability, individually or in the aggregate, results in, or could reasonably be expected to result in, a Material Adverse Effect.

(m)Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof.

(n)Failure of Senior Indebtedness Status. The Obligations of the Borrower and each Subsidiary Guarantor under this Agreement and each of the other Loan Documents shall fail to rank at least pari passu to all other senior unsecured Indebtedness of each such Person.

SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)Acceleration; Termination of Facilities.

(i)Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Specified Hedge Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Specified Hedge Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and

(ii)exercise on behalf of the Guaranteed Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

(b)Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding

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paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 12.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 12.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them);
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

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Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, and Specified Hedge Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders and the counterparties to the Specified Hedge Obligations, in proportion to the respective amounts described in this clause Fourth held by them);
Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any Debtor Relief Law or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Document that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements

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and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement,

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adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIV
THE ADMINISTRATIVE AGENT

SECTION 13.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and none of the General Partner, the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 13.3 Exculpatory Provisions.

(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(ii)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(iii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided

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that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iv)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 14.2 and 12.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such

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Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 13.6 Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 15 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the Borrower may appoint a successor Administrative Agent meeting the qualifications set forth above (which successor may be replaced by the Required Lenders; provided such replacement successor shall be reasonably satisfactory to the Borrower). If no such successor shall have been so appointed by the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations

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hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor's appointment (including any Lender that accepts such appointment with the Borrower's consent) as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 13.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 13.9 Guaranty Matters. The Guaranteed Parties irrevocably authorize the Administrative Agent, at its option and in its discretion (without notice to, or vote or consent of, any counterparty to any Specified Hedge Agreement that was a Lender or an Affiliate of any Lender at the time such agreement was executed), to release any Subsidiary Guarantor (whether or not on the date of such release there may be outstanding Specified Hedge Obligations or contingent indemnification obligations not then due) from its obligations under the Guaranty Agreement and

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any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.
SECTION 13.10 Release of Guarantees of Subsidiaries. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from all its obligations under this Agreement and under all other Loan Documents in the event that all or a majority of the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement (including by way of merger or consolidation), and the Administrative Agent, at the request and sole expense of the Borrower, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence or confirm the foregoing.

SECTION 13.11 Specified Hedge Agreements. No Lender or Affiliate thereof party to a Specified Hedge Agreement that obtains the benefits of Section 12.4 by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

ARTICLE XV
MISCELLANEOUS

SECTION 14.1Notices.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic transmission (to the extent permitted in paragraph (b) below) as follows:

If to the Borrower:    AmeriGas Propane, L.P.
460 North Gulph Road
King of Prussia, PA 19406
Attention:    Hugh Gallagher, Director of Treasury Services and Investor Relations
Telephone No.: (610) 337-1000 ext. 11029
Telecopy No.: (610) 992-3259
E‑mail: ugi-treasury@ugicorp.com
Webpage www.:amerigas. com

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With copies to:    Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Patricia F. Brennan
Telephone No.: (212) 309-6814
Telecopy No.: (212) 309-6001
E‑mail: pbrennan@morganlewis.com

If to Administrative
Agent or Swingline
Lender:    Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Mail Code: D1109-019
Attention: Syndication Agency Services
Telephone No.: (704) 590-2706
Telecopy No.: (704) 590-2790
E-mail:     agencyservices.requests@wachovia.com

With a copy to:    Wells Fargo Bank, National Association
301 S. College Street, TW15
Charlotte, NC 28288
MAC: D1053-150
Attention: Allison Newman
Telephone No.: (704) 383-5260
Telecopy No.: (704) 715-1486
E-mail: allison.newman@wachovia.com

And:     Alston & Bird LLP
Bank of America Plaza
Suite 4000
101 South Tryon Street
Charlotte, NC 28280-4000
Attention: Paul S. Donohue
Telephone No.: (704) 444-1039
Telecopy No.: (704) 444-1739
E‑mail: paul.donohue@alston.com

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If to the Issuing
Lender:     Wells Fargo Bank, National Association
301 South College Street, 15th Floor
MAC: D1053-153
Charlotte, NC 28288
Attention: Elaine Shue
Telephone No.: (704) 715-3133
Telecopy No.: (877) 487-0377
E-mail: elaine.shue@wachovia.com

If to any Lender:    To the address set forth on the Register
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have

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been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)Change of Address, Etc. Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 14.2Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)[Intentionally Omitted];

(b)increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder

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or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e)change Section 5.6 or 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)[Intentionally Omitted];

(g)except as otherwise permitted by this Section 14.2 change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(h)consent to the assignment or transfer by any Credit Party of such Credit Party's rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 11.4), in each case, without the written consent of each Lender; or

(i)release (i) the General Partner, (ii) all of the Subsidiary Guarantors or (iii) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Guaranty Agreement (other than as authorized in Section 13.9), without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

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In connection with a proposed merger or consolidation of the Borrower in accordance with Section 11.4(h) to a corporation or limited partnership, the parties agree to effect, simultaneously with such transaction, all necessary and appropriate modifications to the terms and conditions of this Agreement and the other Loan Documents to which it is a party (including without limitation the ability of the Borrower to make payments under Section 11.6, taking into account the effect of any change in the tax status of the Borrower on its financial condition and the applicable financial covenants) to reflect the corporate existence of such successor corporation and any other matters in form acceptable to the Required Lenders; provided, that such modified terms and conditions convey to the parties substantially the same rights and obligations provided under the Loan Documents to which it is a party immediately prior to such transaction.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 14.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.14 (including as applicable, (1) to permit the New Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the New Loan Revolving Credit Commitments or outstanding New Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender's Revolving Credit Commitment or any increase in any Lender's

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Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.
SECTION 14.3Expenses; Indemnity.

(a)Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, subject to attorney-client privilege) in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender, including the fees, charges and disbursements of not more than one (1) counsel for the Administrative Agent and, to the extent there is an actual or perceived conflict of interest with the Administrative Agent, not more than one (1) counsel for the Lenders or the Issuing Lender (but excluding all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower. The Borrower and the other Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender, the Swingline Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of not more than one (1) legal counsel for any Indemnitee but excluding all fees and time charges for attorneys who may be employees of such Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to

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any Credit Party or any Subsidiary, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim not involving an act or omission by the Borrower or any of its Affiliates that is brought by an Indemnitee against any other Indemnitee (other than any action, suit or claim against Wells Fargo or Wells Fargo Securities, LLC in fulfilling its role as the Administrative Agent, Arranger, bookrunner or any other similar role in respect of the Credit Facilities unless such action, suit or claim resulted from the gross negligence, bad faith or willful misconduct of Wells Fargo or Wells Fargo Securities, LLC, as applicable, in fulfilling such roles, as determined by a court of competent jurisdiction by final and nonappealable judgment).

(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender's Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 5.7.

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable promptly after demand therefor.

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(f)Survival. Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 14.4Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender, the Issuing Lender or the Swingline Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14.5Governing Law; Jurisdiction, Etc.

(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, construed and enforced in accordance with, the law of the State of New York.

(b)Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or

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thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 14.6Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 14.7Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid,

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the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Administrative Agent.

SECTION 14.8Injunctive Relief; Punitive Damages.

(a)The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 14.9Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 14.10Successors and Assigns; Participations.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.

A.in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Credit Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

B.in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

A.the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to (1) a Lender or (2) an Affiliate of a Lender which is a commercial bank; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrower's consent shall not be required during the primary syndication of the Credit Facilities;

B.the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit

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Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

C.the consents of the Issuing Lender and the Swingline Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided, that (x) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (y) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the General Partner or the Borrower or any of their respective Affiliates or Subsidiaries, or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or the General Partner or the Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

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Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.
The applicable Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Participant to which such Lender has sold a participating interest and the amount of each such Participant's interest in such Lender's rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the related rights and/or obligations, subject to the provisions of this Section.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. No Participant shall be entitled to the benefits of Section 5.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.11(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties)

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to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 14.12Performance of Duties. Each of the Credit Party's obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 14.13All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 14.14Survival.

(a)All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and

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effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.15Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.16Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 14.18Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than (a) contingent

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indemnification obligations not then due and (b) the Specified Hedge Obligations) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 14.19USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

SECTION 14.20[Intentionally Omitted].

SECTION 14.21[Intentionally Omitted].

SECTION 14.22[Intentionally Omitted].

SECTION 14.23Inconsistencies with Other Documents.

(a)In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Guaranty Agreement which imposes additional burdens on the General Partner, the Borrower or any of its Subsidiaries or further restricts the rights of the General Partner, the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)The Borrower expressly acknowledges and agrees that each covenant contained in Article VIII, IX, X or XI shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII, IX, X or XI, if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VIII, IX, X or XI; provided that notwithstanding anything to the contrary contained herein, for the purposes of determining compliance with Articles VIII, IX, X and XI, when engaging in any transaction or act that meets the criteria of more than one of the categories described thereunder, then the Borrower shall be permitted to classify such transaction or act (or later classify or reclassify in whole or in part in its sole discretion) such transaction or act in any manner that complies with Article VIII, IX, X or XI, as applicable.
[Signature pages to follow]

Credit Agreement    S-4

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Credit Agreement    S-1

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
AMERIGAS PROPANE, L.P., as Borrower

By:    AmeriGas Propane, Inc., its General Partner

By:
Name:
Title:

AMERIGAS PROPANE, INC., as a Guarantor

By:
Name:
Title:

ADMINISTRATIVE AGENT

AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and a Lender

By:
Name:
Title:

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:
Name:
Title:

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CITIBANK, N.A., as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

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CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as a Lender

By:
Name:
Title:

COMPASS BANK, as a Lender

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:
Name:
Title:

SOVEREIGN BANK, as a Lender

By:
Name:
Title:

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TD BANK, N.A., as a Lender

By:
Name:
Title:
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SCHEDULE 1.1-2

REVOLVING CREDIT COMMITMENTS

Revolving Credit Lender	Revolving Credit Commitment
Wells Fargo Bank, National Association	$80,000,000
Branch Banking and Trust Company	$40,000,000
Citibank, N.A.	$40,000,000
JPMorgan Chase Bank, N.A.	$67,500,000
PNC Bank, National Association	$50,000,000
Citizens Bank of Pennsylvania	$50,000,000
The Bank of New York Mellon	$30,000,000
Compass Bank	$25,000,000
Manufacturers and Traders Trust Company	$25,000,000
Sovereign Bank	$25,000,000
TD Bank, N.A.	$25,000,000
Credit Suisse AG, Cayman Islands Branch	$67,500,000

TOTAL	$525,000,000

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